Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	July 29, 2020		Chief Financial Officer

ENCORE WIRE REPORTS SECOND QUARTER and YEAR TO DATE RESULTS,
STRENGTHENS BALANCE SHEET AND LIQUIDITY
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2020.
Second Quarter and YTD 2020 Highlights
•Second Quarter Earnings per diluted share of $0.60; YTD Earnings per diluted share of $1.50
•Second Quarter Net income of $12.3 million; YTD Net income of $31.0 million
•Cash on hand of $250.4 million as of June 30, 2020; increase of $43.6 million during the quarter
•Current Ratio of 8.92 as of June 30, 2020
•No long-term debt and revolving credit line paid down to zero
•Company repurchased 441,250 shares YTD
•The Company’s Board of Directors has declared a quarterly dividend of $0.02 per share
Net sales for the second quarter ended June 30, 2020 were $253.6 million compared to $336.9 million for the second quarter of 2019. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 18.6% in the second quarter of 2020 versus the second quarter of 2019. The unit volume decrease was due to COVID-19-related economic strain as parts of the country shut down job sites or significantly curtailed construction activity in response to the pandemic, leaving some customers unable to receive deliveries of our products during the quarter. This, coupled with uncertainty in the market, resulted in reduced and sporadic customer buying patterns during April, May and part of June 2020. Beginning late in the second quarter, driven by the re-opening of many state and local economies, customer buying patterns began to return to more historical levels.
Gross profit percentage for the second quarter of 2020 was 14.4% compared to 13.6% in the second quarter of 2019. The average selling price of wire per copper pound sold decreased 9.5% in the second quarter of 2020 versus the second quarter of 2019, while the average cost of copper per pound purchased decreased 11.4%. Net income for the second quarter of 2020 was $12.3 million versus $17.8 million in the second quarter of 2019. Fully diluted net earnings per common share were $0.60 in the second quarter of 2020 versus $0.85 in the second quarter of 2019.
Net sales for the six months ended June 30, 2020 were $556.4 million compared to $651.6 million during the same period in 2019. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 9.2% in the six months ended June 30, 2020 versus the six months ended June 30, 2019.
Gross profit percentage for the six months ended June 30, 2020 was 14.8% compared to 13.4% during the same period in 2019.
The average selling price of wire per copper pound sold decreased 7.4% in the six months ended June 30, 2020 versus the six months ended June 30, 2019, while the average cost of copper per pound purchased decreased 9.6%. Net income for the six months ended June 30, 2020 was $31.0 million versus $31.2 million in the same period in 2019. Fully diluted net earnings per common share were $1.50 in the six months ended June 30, 2020 versus $1.49 in the same period in 2019.
On a sequential quarter comparison, net sales for the second quarter of 2020 were $253.6 million versus $302.8 million during the first quarter of 2020. Sales dollars decreased due to a 12.7% unit volume decrease of copper building wire sold, combined with a 5.6% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison.

Gross profit percentage for the second quarter of 2020 was 14.4% compared to 15.1% in the first quarter of 2020. Copper wire sales prices decreased 5.6%, while the price of copper purchased decreased 3.9%. Net income for the second quarter of 2020 was $12.3 million versus $18.6 million in the first quarter of 2020. Fully diluted net income per common share was $0.60 in the second quarter of 2020 versus $0.89 in the first quarter of 2020.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Despite the economic challenges we are facing in this country, the strong earnings posted in the second quarter ended June 30, 2020 attest to the ability of our business model to succeed in both good times and bad. We continue to increase the strength of our balance sheet, ending with over $250.4 million of cash on hand at June 30th to fund future growth. I’m very proud of how our employees are responding to the current crisis, allowing us to remain fully operational to serve our customers and drive value for our shareholders. There are some key items to note. Copper unit volumes decreased 12.7% on a sequential quarter basis as parts of the country shut down or significantly curtailed construction activity during the second quarter in response to the pandemic. Comex copper prices experienced a steady rise throughout the second quarter while copper spreads decreased 5.8% on a comparative quarter basis. Copper spreads tightened in the quarter due to the economic strain on our customers and our decision to balance volume and price. Fortunately, beginning late in the second quarter, all states re-opened for construction and we experienced a renewed optimism from our customers as buying patterns started to normalize. Aluminum wire represented 10.1% of our net sales in the second quarter of 2020.
In March 2020 the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The Company is unable to predict the impact that COVID-19 will have on our financial position and operating results in future periods due to numerous uncertainties. The duration and severity of the outbreak and its long-term impact on our business remain uncertain.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. We are very proud that some of the products we manufacture are being utilized to power temporary buildings and pop-up medical facilities in the fight against COVID-19. Our distributors remain very thankful we continue to serve during this critical time.
We believe Encore Wire is well positioned to weather the storm, continuing to serve the markets during this critical time. As we navigate the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast. Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $250.4 million in cash at the end of the quarter. During the first six months of 2020 we repurchased 441,250 shares of our common stock in the open market. We also declared a $0.02 cash dividend during the quarter. Our recently announced two-phase expansion plans are well under way. We reaffirm our previously announced capital expenditure ranges of $85 - $95 million in 2020, $70 - $90 million in 2021 and $60 - $80 million in 2022.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the second quarter results on Thursday, July 30, 2020, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-993-8735, and the confirmation number is 49766909. In order to be put through to the call, you will be required to give the call screener your full name and your company name. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2019 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2020	2019	2020	2019
Net Income	$12,347	$17,782	$30,955	$31,193
Income Tax Expense	3,664	5,364	9,424	9,359
Interest Expense	60	59	119	119
Depreciation and Amortization	4,750	4,441	9,321	8,785
EBITDA	$20,821	$27,646	$49,819	$49,456

Encore Wire Corporation
Balance Sheets
(In Thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$250,383	$230,965
Accounts Receivables, net	192,067	223,098
Inventories, net	87,880	89,684
Prepaid Expenses and Other	3,552	5,491
Total Current Assets	533,882	549,238
Property, Plant and Equipment, net	349,529	333,179
Other Assets	634	737
Total Assets	$884,045	$883,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade Accounts Payable	$30,039	$40,509
Accrued Liabilities and Other	29,837	34,787
Total Current Liabilities	59,876	75,296
Long-Term Liabilities
Deferred Income Taxes and Other	32,058	28,762
Total Long-Term Liabilities	32,058	28,762
Total Liabilities	91,934	104,058
Stockholders’ Equity
Common Stock	270	269
Additional Paid-in Capital	66,554	63,009
Treasury Stock, at cost	(111,718)	(91,056)
Retained Earnings	837,005	806,874
Total Stockholders’ Equity	792,111	779,096
Total Liabilities and Stockholders’ Equity	$884,045	$883,154

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	(Unaudited)				(Unaudited)

Net Sales	$253,631	100.0%	$336,866	100.0%	$556,425	100.0%	$651,573	100.0%
Cost of Goods Sold	217,132	85.6%	290,956	86.4%	474,153	85.2%	564,337	86.6%
Gross Profit	36,499	14.4%	45,910	13.6%	82,272	14.8%	87,236	13.4%

Selling, General and Administrative Expenses	20,755	8.2%	23,846	7.1%	43,044	7.7%	48,844	7.5%
Operating Income	15,744	6.2%	22,064	6.5%	39,228	7.1%	38,392	5.9%

Net Interest & Other Income	267	0.1%	1,082	0.3%	1,151	0.2%	2,160	0.3%
Income before Income Taxes	16,011	6.3%	23,146	6.9%	40,379	7.3%	40,552	6.2%

Provision for Income Taxes	3,664	1.4%	5,364	1.6%	9,424	1.7%	9,359	1.4%
Net Income	$12,347	4.9%	$17,782	5.3%	$30,955	5.6%	$31,193	4.8%

Basic Earnings Per Share	$0.60		$0.85		$1.50		$1.49
Diluted Earnings Per Share	$0.60		$0.85		$1.50		$1.49
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,496		20,898		20,646		20,891
Diluted	20,537		20,988		20,696		20,985
Cash Dividends Declared per Share	$0.02		$0.02		$0.04		$0.04